Project Falcon Discussion Materials for the Lead Director of the Board of Directors of Frederick’s of Hollywood Group, Inc. December 18, 2013

DISCLAIMER Project Falcon This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “Materials”), are provided solely for the information of the Lead Director (the “Lead Director”) of the Board of Directors (the “Board”) of Frederick’s of Hollywood Group, Inc. (“Falcon” or the “Company”) by Cassel Salpeter & Co, LLC. (“CS”) in connection with the Lead Director’s consideration of a potential merger (the “Merger”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with CS in connection therewith. The Materials are for discussion purposes only and may not be used for any purpose without CS’s express prior written consent. The Materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of Lead Director, the Board, the Company, or CS takes any responsibility for the use of the Materials by persons other than the Lead Director. The Materials are provided on a confidential basis for the information of the Lead Director, and with the Lead Director’s consent, the members of the Board, and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without CS’s express prior written consent. The Materials necessarily are based on financial, economic, market, tax and other conditions as in effect on, and the information available to CS as of, the date of the Materials. Although subsequent developments may affect the contents of the Materials, CS has not undertaken, and is under no obligation, to update, revise or reaffirm the Materials. The Materials are not intended to provide the sole basis for evaluation of the Merger and do not purport to contain all information that may be required. The Materials do not address the underlying business decision of the Lead Director, the Board, the Company, or any other party to proceed with or effect the Merger. The Materials do not constitute any opinion, nor do the Materials constitute a recommendation to the Lead Director, the Company, any security holder of the Company, or any other person as to how to vote or act with respect to any matter relating to the Merger or whether to buy or sell any assets or securities of any company. CS’s only opinion will be the opinion, if any, that is actually delivered to the Lead Director in connection with the Merger. The preparation of the Materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, CS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the analyses contained in the Materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view.

DISCLAIMER (continued) Project Falcon The Materials reflect judgments and assumptions with regard to general business, economic, regulatory, market, tax and financial conditions and other matters, many of which are beyond the control of the participants in the Merger. Any estimates of value contained in the Materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. All budgets, projections, estimates, financial analyses, reports, and other information with respect to the Company, its assets and liabilities (contingent or not) as reflected in the Materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports, and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections, and estimates contained in the Materials may or may not be achieved and differences between projected results and those actually achieved may be material. CS has relied upon representations made by management of the Company that such budgets, projections, and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and CS expresses no opinion with respect to such budgets, projections, or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Lead Director (including, without limitation, regarding the methodologies to be utilized), and CS does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. CS’s role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Lead Director or the Board. The amount and form of the consideration was determined pursuant to negotiations between the Company and the other parties to the Merger, and their respective advisors, and not pursuant to recommendations of CS. CS has assumed and relied upon the accuracy and completeness of the financial, and other information provided to or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, CS has relied upon representations made by management of the Company, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of the Company or any other participant in the Merger since the date of the most recent financial statements provided to CS that would be material to our analyses, and that the final forms of any draft documents reviewed by CS will not differ in any material respect from such draft documents.

GLOSSARY OF TERMS Project Falcon CAGR Compound average growth rate CSE Common stock equivalent CY Calendar year EBIT Earnings before interest and taxes EBITDA Earnings before interest, taxes, depreciation and amortization EPS Earnings per share EV Enterprise value FY Fiscal year ITM In the money LFY Latest fiscal year LTM Latest twelve months MV Market value MRQ Most recent quarter OTM Out of the money SEC Securities and Exchange Commission TIC Total invested capital TTM Trailing twelve months WACC Weighted average cost of capital 3

Project Falcon I EXECUTIVE SUMMARY II ANALYSIS III APPENDIX 4

Shareholders. MERGER OVERVIEW Project Falcon 5 Sources of information: Company management and draft Merger Agreement. MERGER „R Frederick¡¦s of Hollywood Group Inc. (¡§Falcon¡¨ or the ¡§Company¡¨) intends to enter into an Agreement and Plan of Merger (the ¡§Merger Agreement¡¨) by and among FOHG Holdings, LLC (¡§Parent¡¨), FOHG Acquisition Corp., a wholly.owned subsidiary of Parent (¡§Merger Sub¡¨), and the Company, pursuant to which, among other things, the Company will merge with and into Merger Sub, with the Company to be the surviving company in the merger and a wholly owned subsidiary of Parent. MERGER CONSIDERATION „R Each share of common stock, par value $0.01 per share, of the Company (¡§Company Common Stock¡¨) that is issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares and any Dissenting Shares will be converted into the right to receive $0.27 in cash. OTHER DETAILS „R Arsenal Group, LLC; Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates; Tokarz Investments, LLC; TTG Apparel, LLC and William F. Harley (collectively, the Rollover Shareholders) intend to enter into a Rollover Agreement (the ¡§Rollover Agreement¡¨) with Parent pursuant to which such Rollover Shareholders will exchange shares of Company Common Stock, shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (¡§Company Series A Preferred Stock¡¨), and shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the ¡§Company Series B Preferred Stock¡¨) for membership interests in Parent. „R Holders of Company Common Stock other than the Rollover Shareholders, HGI Funding, LLC, Parent, and any of their respective affiliates or associates are referred to herein as the Unaffiliated Shareholders. 5

MERGER CONSIDERATION REVIEW Merger Consideration Review ($ & Securities in thousands, except per share) Merger Consideration Merger Consideration, per share $ 0.27 ITM CSE Outstanding as of December 17, 2013 .©ö. .©÷. Common Stock 39,273 ITM Options 360 ITM Diluted CSE 39,633 Merger Consideration $ 10,701 Plus Pro Forma Net Debt (including Preferred Stock) .©ö. 44,405 Implied Enterprise Value $ 55,106 Statistic Implied Merger Multiples LTM Nov 23, LTM Nov 23, FY 2013 2013 CY 2013 P FY 2014 P FY 2013 2013 CY 2013 P FY 2014 P Total Revenue $ 86,507 $ 83,299 $ 87,788 $ 126,799 0.64x 0.66x 0.63x 0.43x Normalized EBITDA $ (16,872) $ (16,590) $ (13,469) $ 5,097 na na na 10.8x (1) ITM dilutive securities only include those with an exercise price less than $0.27. (2) Certain warrants are exercisable upon corresponding exercise or conversion of specified outstanding securities. The specified securities are OTM, therefore these warrants are also assumed OTM. Sources of information: Draft Merger Agreement, Falcon financial statements, Falcon management projections, and discussions with Falcon management for adjustments.Project Falcon 6

Project Falcon

OTHER OBSERVATIONS

- In May 2012, Falcon raised approximately $5m from TTG Apparel, from the issuance of Series A preferred shares (convertible at $1.05 per share) and 1,500,000 warrants (at exercise prices ranging from $0.45 to $0.60).
- During the Spring of 2012, Falcon engaged an investment banker to review Falcon's strategic alternatives.
- From the Spring of 2012 until March 2013, Falcon received a number of acquisition and financing proposals.
- In January 2013, Falcon entered into a letter of intent for an acquisition of Falcon by Company X, which then expired under its terms in February 2013.
- In March 2013, Falcon raised approximately $10m from Harbinger, from the issuance of Series B preferred shares (convertible at $0.25 per share) and warrants to acquire up to 10,266,477 common shares (at exercise prices ranging from $0.01 to $1.21 per share).
- Falcon's auditors noted in the financial reports for the year ended July 2013, "…. the Company has suffered recurring losses from continuing operations, has negative cash flows from operations, has a working capital and a shareholders' deficiency at July 27, 2013. These conditions raise substantial doubt about the Company's ability to continue as a going concern."
- On September 30, 2013 Falcon received a non-binding proposal letter from the Consortium Members to acquire the balance of the shares not currently owned by them for $0.23 per share.

Source of information: Falcon financial statements and management.

Cassel Salpeter & Co. Confidential 7

FINANCIAL OVERVIEW Summary Financial Data ($ in thousands, except industry statistic data) LTM CAGR 52/53 Week Ended July, 2009 2010 2011 2012 2013 23]Nov]13 CY 2013 P 2014 P '09]'13 Financial Data Sales ] Stores $ 89,863 $ 84,279 $ 72,209 $ 70,783 $ 56,530 $ 53,610 $ 56,482 $ 78,450 ]10.9% Sales ] Direct $ 42,913 $ 41,558 $ 39,662 $ 35,819 $ 27,405 $ 27,757 $ 28,958 $ 41,980 ]10.6% International Sales $ ] $ ] $ 262 $ 727 $ 1 1 $ 1 1 $ 1 1 $ ] na Licensing and Other $ 9,034 $ 8,016 $ 7,481 $ 4,077 $ 2,561 $ 1,921 $ 2,337 $ 6,369 ]27.0% Total Revenue $ 1 41,810 $ 1 33,853 $ 1 19,614 $ 1 11,406 $ 86,507 $ 83,299 $ 87,788 $ 1 26,799 ]11.6% Gross Profit $ 53,568 $ 49,675 $ 42,967 $ 41,624 $ 25,179 $ 23,656 $ 26,619 $ 50,199 ]17.2% Normalized EBITDA $ (582) $ (1,197) $ (3,223) $ (1,673) $ (16,872) $ (16,590) $ (13,469) $ 5,097 132.0% Normalized Net Income (Expense) $ (6,641) $ (7,102) $ (7,962) $ (6,432) $ (20,781) $ (20,621) $ (17,398) $ 1,536 33.0% Depreciation & Amortization $ 4,441 $ 4,207 $ 3,122 $ 2,460 $ 1,672 $ 1,409 $ 1,364 $ 1,414 Capital Expenditures, net $ 3,676 $ 816 $ 9 6 $ 312 $ 460 $ 516 na $ 460 Total Shareholders Equity $ 13,765 $ 11,308 $ 159 $ (783) $ (17,462) $ (26,356) Margin Analysis Normalized EBITDA ]0.4% ]0.9% ]2.7% ]1.5% ]19.5% ]19.9% ]15.3% 4.0% Normalized Net Income (Expense) ]4.7% ]5.3% ]6.7% ]5.8% ]24.0% ]24.8% ]19.8% 1.2% Growth Data Total Revenue ]5.6% ]10.6% ]6.9% ]22.3% ]3.7% ]26.6% 46.6% Gross Profit ]7.3% ]13.5% ]3.1% ]39.5% ]6.0% ]38.0% 99.4% Financial Strength Analysis Quick Ratio 0.5 0.5 0.1 0.1 0.1 0.0 na 0.1 Current Ratio 0.9 0.9 0.7 0.7 0.5 0.4 na 0.6 Efficiency and Return Analysis Days Sales Outstanding 3.4 3.6 3.6 4.1 3.4 5.0 2.9 Days Inventory Outstanding 56.8 61.4 72.5 72.2 77.3 88.4 61.4 Days Payable Outstanding 95.1 102.9 93.8 102.1 132.7 291.4 156.9 Industry Statistics No. Direct Sales Orders 662 657 588 526 AOV (Direct) $ 74.32 $ 71.77 $ 73.63 $ 61.85 No. Stores 130 126 123 118 113 Total # of Store Trxns (Thousands) 2,174 1,809 1,688 1,435 APT (Stores) $ 38.75 $ 39.93 $ 41.89 $ 39.39 Contains normalizing adjustments, please see full review for details. Sources of information: Falcon financial statements, Falcon management projections, and discussions with Falcon management for adjustments. Project Falcon 8

Project Falcon

TRADING HISTORY

Trading History

Closing Price & Trading Volume - December 17, 2012 to December 17, 2013


Volume
Closing Price
9/30/13 Falcon transaction publicly announced
$0.30
$0.25
$0.20
$0.15
$0.10
$0.05
$-
450,000
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
Dec-12 Jan-13 Feb-13 Mar-13 Apr-13 May-13 Jun-13 Jul-13 Aug-13 Sep-13 Oct-13 Nov-13 Dec-13

Relative Trading Performance - December 17, 2012 to December 17, 2013


Falcon -20.0%
Selected Companies -12.3%
Russell 3000 Index 26.5%
S&P 500 Retailing (Industry Group) Index 38.6%
9/30/13 Falcon transaction publicly announced
180
160
140
120
100
80
60
40
20
0
Dec-12 Jan-13 Feb-13 Mar-13 Apr-13 May-13 Jun-13 Jul-13 Aug-13 Sep-13 Oct-13 Nov-13 Dec-13

Trading Price and Volume Statistics - December 17, 2012 to December 17, 2013

	Trading Days			
	5	21	64	1 Year
	11-Dec-13	18-Nov-13	18-Sep-13	
High	$ 0.21	$ 0.23	$ 0.24	$ 0.27
Mean	$ 0.21	$ 0.21	$ 0.21	$ 0.20
Median	$ 0.21	$ 0.21	$ 0.21	$ 0.20
Low	$ 0.20	$ 0.20	$ 0.17	$ 0.15
Start	$ 0.21	$ 0.21	$ 0.18	$ 0.25
End				$ 0.20
Volume Weighted Mean	$ 0.21	$ 0.21	$ 0.22	$ 0.21
Volume Mean	17,504	8,812	19,481	18,708
Volume Median	7,870	3,800	4,400	5,450

Pre-Annoucement Trading Price and Volume Statistics - September 26, 2012 to September 27, 2013

	Trading Days			
	5	21	65	1 Year
	23-Sep-13	27-Aug-13	27-Jun-13	
High	$ 0.20	$ 0.20	$ 0.21	$ 0.35
Mean	$ 0.18	$ 0.18	$ 0.19	$ 0.22
Median	$ 0.17	$ 0.18	$ 0.18	$ 0.20
Low	$ 0.17	$ 0.17	$ 0.17	$ 0.15
Start	$ 0.17	$ 0.17	$ 0.19	$ 0.34
End				$ 0.18
Volume Weighted Mean	$ 0.17	$ 0.19	$ 0.19	$ 0.22
Volume Mean	7,122	5,680	6,839	15,759
Volume Median	2,000	1,240	3,290	5,190

Selected Companies equals market capitalization weighted index of CWTR, NWY, WTSL, APP, JOEZ, TSX:DL, DLIA.

Sources of information: S&P Capital IQ.

Cassel Salpeter & Co. Confidential 9

TRADING HISTORY Volume and Trading Size ] December 17, 2012 to December 17, 2013 Closing Price as % of Price Range Trading Volume as a % of Total Volume Volume as % of Price Range Cumulative Volume at each Price Sources of information: S&P Capital IQ. Project Falcon 10

Project Falcon

OWNERSHIP OVERVIEW

Common Stock Equivalents Outstanding Overview as of December 17, 2013

(Securities in thousands)

Holder	Common Shares	%	ITM Options [1]	ITM Diluted CSE [1]	%	Preferred Series A [2]	Preferred Series B [2]	OTM Options	OTM Warrants [3]	Fully Diluted CSE	%
Harbinger	-	*0.0%*	-	-	*0.0%*	-	43,030	-	10,167	53,197	*50.5%*
Michael Tokarz (TTG Apparel)	10,153	*25.9%*	-	10,153	*25.6%*	6,268	-	-	1,500	17,921	*17.0%*
Fursa & Arsenal	17,051	*43.4%*	-	17,051	*43.0%*	-	-	-	1,000	18,051	*17.1%*
William Harley	474	*1.2%*	-	474	*1.2%*	-	-	39	-	513	*0.5%*
Rollover Shareholders	27,679	*70.5%*	-	27,679	*69.8%*	6,268	43,030	39	12,667	89,683	*85.1%*
Peter Cole	472	*1.2%*	-	472	*1.2%*	-	-	-	-	472	*0.4%*
John Eisel	196	*0.5%*	-	196	*0.5%*	-	-	-	-	196	*0.2%*
Thomas Rende	292	*0.7%*	-	292	*0.7%*	-	-	-	-	292	*0.3%*
Milton Walters	185	*0.5%*	-	185	*0.5%*	-	-	-	-	185	*0.2%*
Tom Lynch	598	*1.5%*	-	598	*1.5%*	-	-	-	-	598	*0.6%*
Others	9,852	*25.1%*	360	10,212	*25.8%*	-	-	2,334	1,381	13,926	*13.2%*
	39,273	*100.0%*	360	39,633	*100.0%*	6,268	43,030	2,372	14,048	105,352	*100.0%*

Exercise / Conversion Prices [4] [5]

Holder		ITM Options	Preferred Series A	Preferred Series B	OTM Options	OTM Warrants
Harbinger	*Preferred Conversion*			*$ 0.25*		$ 0.37
	Preferred Dividends			*$ 0.25*		
Michael Tokarz (TTG Apparel)	*Preferred Conversion*		*$ 1.05*			$ 0.53
	Preferred Dividends		*$ 0.45*			
Fursa & Arsenal						$ 2.50
William Harley					$ 0.70	
Others		$ 0.18			$ 1.18	$ 1.21

(1) ITM dilutive securities only include those with an exercise price less than $0.27.

(2) Includes accrued dividends through the 1st quarter of FY 2014 (October 2013).

(3) Certain warrants are exercisable upon corresponding exercise or conversion of specified outstanding securities. The specified securities are OTM, therefore these warrants are also assumed OTM.

(4) Exercise prices are weighted mean exercise prices.

(5) Liquidation value of Preferred A and Preferred B (with accrued dividends) would reflect premium of 5% and 9%, respectively over conversion price.

Sources of information: Falcon financial statements and management.

Cassel Salpeter & Co.

Confidential 11

NET DEBT & ITM SHARES OUTSTANDING Net Debt & Shares Outstanding ($ and securities in thousands) As of July 31, 2013 Pro Forma (1) Net Debt (2) Interest Bearing Debt Revolving Credit Facilities $ 6,078 $ 12,756 Term Loan 14,068 14,187 20,146 26,943 Preferred Stock (Liquidation Value) (3) Preferred A 5,841 5,962 Preferred B 11,395 11,726 17,236 17,687 Total Debt & Preferred 37,382 44,630 Less Cash: Cash Balances 201 159 ITM Options 66 66 267 225 Total Net Debt $ 37,114 $ 44,405 ITM Diluted Shares Outstanding (2) Common Shares 39,273 39,273 ITM Options 360 360 Total ITM Diluted Shares Outstanding 39,633 39,633 (1) (2) Net Debt and ITM Diluted Shares include all securities with an exercise price of less than $0.27. (3) Liquidation value reflects the premium of 5% and 9%, respectively, over the face value of the Preferred A and Preferred B (with accrued dividends). Sources of information: Falcon financial statements and management. Project Falcon 12

FINANCIAL ANALYSES SUMMARY Implied Value Reference Range ($ and shares in thousands, except per share) Selected Range Selected Companies Selected Transactions Implied Value Selected Companies LTM Revenue 0.30x . 0.35x $ 24,990 . $ 29,155 CY 2013 P Revenue 0.30x . 0.35x $ 26,337 . $ 30,726 FY 2014 P Revenue 0.25x . 0.30x $ 31,700 . $ 38,040 FY 2014 P EBITDA 6.5x . 7.5x $ 33,128 . $ 38,225 Selected Transactions LTM Revenue 0.30x . 0.40x $ 24,990 . $ 33,320 Implied Enterprise Value Reference Range $ 29,000 . $ 34,000 $ 25,000 . $ 33,300 Implied Equity Value Reference Range .©ö. $ (15,405) . $ (10,405) $ (19,405) . $ (11,105) Implied Equity Value Reference Range, per share .©ö. .©÷. $ (0.39) . $ (0.26) $ (0.49) . $ (0.28) Illustrative Multiples based on Implied Enterprise Value Reference Range LTM Revenue 0.35x . 0.41x 0.30x . 0.40x CY 2013 P Revenue 0.33x . 0.39x 0.28x .. 0.38x FY 2014 P Revenue 0.23x . 0.27x 0.20x . 0.26x FY 2014 P EBITDA 5.7x . 6.7x 4.9x . 6.5x (1) Based upon and assumes pro forma net debt of $44,405, which includes cash from ITM options. (2) Based upon and assumes ITM diluted securities outstanding of 39,633, which includes ITM options. Please reference details of each analysis for assumptions and sources of information. Project Falcon 13

Project Falcon 14 I II III EXECUTIVE SUMMARY ANALYSIS APPENDIX 14

SELECTED COMPANIES ANALYSIS Implied Enterprise Value Reference Range ($ in thousands) Statistic Selected Range Enterprise Value Implied Value LTM Revenue $ 83,299 0.30x ] 0.35x $ 24,990 ] $ 29,155 CY 2013 P Revenue $ 87,788 0.30x ] 0.35x $ 26,337 ] $ 30,726 FY 2014 P Revenue $ 1 26,799 0.25x ] 0.30x $ 31,700 ] $ 38,040 FY 2014 P EBITDA $ 5,097 6.5x ] 7.5x $ 33,128 ] $ 38,225 Implied Enterprise Value Reference Range (Rounded) $ 29,000 ] $ 34,000 Illustrative Multiples based on Implied Enterprise Value Reference Range LTM Revenue 0.35x ] 0.41x CY 2013 P Revenue 0.33x ] 0.39x FY 2014 P Revenue 0.23x ] 0.27x FY 2014 P EBITDA 5.7x ] 6.7x Project Falcon 15

SELECTED COMPANIES ANALYSIS Implied Valuation Multiples (as of Dec 17, 2013) Falcon Falcon CWTR Coldwater Creek Inc. NWY New York & Company Inc. WTSL Wet Seal Inc. APP American Apparel, Inc. JOEZ Joe's Jeans Inc. TSX:DL Danier Leather Inc. DLIA dELiA*s, Inc. May exclude special items, such as extraordinary and non]recurring expenses. Market value equals price per share times number of shares outstanding. Enterprise value equals market value plus debt, preferred stock, and minority interests, less cash. No selected company used in this analysis is identical or directly comparable to Falcon. Sources of information: SEC filings, S&P Capital IQ and Falcon management projections. Selected company consensus estimates provided by S&P Capital IQ and Falcon estimates provided by Falcon management. Project Falcon 16

SELECTED COMPANIES ANALYSIS Relative Rankings (as of Dec 17, 2013) ($ in thousands) Size Size Leverage Growth Growth 1 2 54 35 36 LTM Revenue LTM EBITDA Debt & PS to TIC 2013 E Revenue Growth 2014 E Revenue Growth NWY $ 959,917 NWY $ 4 2,033 Falcon 83.9% JOEZ 13.8% JOEZ 60.7% Falcon Falcon CWTR 6 80,690 APP 17,370 CWTR 77.2% APP 3.4% Mean 14.4% CWTR Coldwater Creek Inc. APP 6 37,867 JOEZ 9,365 APP 65.7% Falcon 1.5% APP 5.4% NWY New York & Company Inc. WTSL 5 67,012 TSX:DL 4,895 Mean 21.3% Mean ]0.7% WTSL 4.2% WTSL Wet Seal Inc. Mean 4 73,246 Mean 2,210 JOEZ 4.1% NWY ]2.1% NWY 2.7% APP American Apparel, Inc. DLIA 1 96,620 WTSL (2,220) DLIA 1.8% WTSL ]6.6% CWTR ]1.3% JOEZ Joe's Jeans Inc. TSX:DL 1 47,191 Falcon (17,760) NWY 0.0% CWTR ]12.1% TSX:DL Danier Leather Inc. JOEZ 1 23,425 DLIA (27,321) WTSL 0.0% DLIA dELiA*s, Inc. Falcon 83,788 CWTR (28,653) TSX:DL 0.0% Growth Growth Profitability Profitability Profitability 40 41 25 26 27 2013 E EBITDA Growth 2014 E EBITDA Growth LTM EBITDA Margin 2013 E EBITDA Margin 2014 E EBITDA Margin JOEZ ]1.6% APP 162.3% JOEZ 7.6% JOEZ 8.9% JOEZ 9.3% NWY ]4.1% Mean 86.8% NWY 4.4% NWY 3.8% APP 8.3% Mean ]8.0% JOEZ 68.3% TSX:DL 3.3% APP 3.3% Mean 5.4% APP ]18.2% NWY 30.0% APP 2.7% Mean 1.8% NWY 4.8% Mean ]0.1% WTSL ]1.2% WTSL 3.3% WTSL ]0.4% CWTR ]6.0% CWTR 1.3% CWTR ]4.2% Falcon ]15.3% DLIA ]13.9% Falcon ]21.2% May exclude special items, such as extraordinary and non]recurring expenses. Market value equals price per share times number of shares outstanding. Enterprise value equals market value plus debt, preferred stock, and minority interests, less cash. No selected company used in this analysis is identical or directly comparable to Falcon. Sources of information: SEC filings, S&P Capital IQ and Falcon management projections. Selected company consensus estimates provided by S&P Capital IQ and Falcon estimates provided by Falcon management. Project Falcon 17

Project Falcon

SELECTED COMPANIES ANALYSIS

Implied Valuation Multiples (as of Dec 17, 2013)

($ in thousands, except per share)

		17-Dec-13	% Below/Above	Values [2]		EV as a Multiple of						
						Revenue				EBITDA		
		Stock Price	52-week	Market	Enterprise		Est.				Est.	
Company [1]	Ticker	SP	High-Low	MV	EV	LTM	2013	2014	2015	LTM	2013	2014
Coldwater Creek Inc.	CWTR	$ 0.82	85.1% - 3.8%	$ 25,117	$ 103,465	0.15x	0.16x	0.16x	0.15x	na	na	12.5x
New York & Company Inc.	NWY	$ 4.09	39.1% - 14.9%	260,513	223,135	0.23	0.24	0.23	0.22	5.3	6.2	4.7
Wet Seal Inc.	WTSL	$ 2.59	48.8% - 7.9%	219,431	153,535	0.27	0.28	0.27	0.26	na	na	8.3
American Apparel, Inc.	APP	$ 1.11	53.2% - 20.5%	130,377	375,210	0.59	0.59	0.56	na	21.6	17.6	6.7
Joe's Jeans Inc.	JOEZ	$ 1.08	46.1% - 8.0%	72,930	67,366	0.55	0.50	0.31	0.29	7.2	5.6	3.3
Danier Leather Inc.	TSX:DL	$ 10.23	20.4% - 0.6%	39,310	31,719	0.22	na	na	na	6.5	na	na
dELiA*s, Inc.	DLIA	$ 0.96	43.0% - 46.0%	66,483	65,850	0.33	na	na	na	na	na	na
			High	*$ 260,513*	*$ 375,210*	*0.59x*	*0.59x*	*0.56x*	*0.29x*	*21.6x*	*17.6x*	*12.5x*
			Mean	*116,309*	*145,754*	*0.33*	*0.35*	*0.31*	*0.23*	*10.1*	*9.8*	*7.1*
			Median	*72,930*	*103,465*	*0.27*	*0.28*	*0.27*	*0.24*	*6.8*	*6.2*	*6.7*
			Low	*25,117*	*31,719*	*0.15*	*0.16*	*0.16*	*0.15*	*5.3*	*5.6*	*3.3*
Falcon	Falcon	$ 0.20	25.2% - 34.7%	$ 7,933	$ 49,108	0.59x	0.56x	na	na	na	na	na

(1) May exclude special items, such as extraordinary and non-recurring expenses.

(2) Market value equals price per share times number of shares outstanding. Enterprise value equals market value plus debt, preferred stock, and minority interests, less cash.

No selected company used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC filings, S&P Capital IQ and Falcon management projections. Selected company consensus estimates provided by S&P Capital IQ and Falcon estimates provided by Falcon management.

Cassel Salpeter & Co. Confidential 18

SELECTED TRANSACTIONS ANALYSIS Implied Enterprise Value Reference Range ($ in thousands) Statistic Selected Range Enterprise Value Implied Value LTM Revenue $ 83,299 0.30x ] 0.40x $ 24,990 ] $ 33,320 Implied Enterprise Value Reference Range (Rounded) $ 25,000 ] $ 33,300 Illustrative Multiples based on Implied Enterprise Value Reference Range LTM Revenue 0.30x ] 0.40x CY 2013 P Revenue 0.28x ] 0.38x FY 2014 P Revenue 0.20x ] 0.26x FY 2014 P EBITDA 4.9x ] 6.5x Project Falcon 19

SELECTED TRANSACTIONS ANALYSIS Implied Valuation Multiples Distrressed mean includes those transactions with less than 5% EBITDA margin or indicate a sale out of bankruptcy. Enterprise value equals total price paid (common equity value assuming 100% interest acquired) plus total debt, preferred stock, and minority interests, less cash. No selected transaction or acquistion target used in this analysis is identical or directly comparable to Falcon. Sources of information: SEC Edgar Filings, Press Releases and S&P Capital IQ. Project Falcon 20

Project Falcon 21 I II III EXECUTIVE SUMMARY ANALYSIS APPENDIX

APPENDIX .. ILLUSTRATIVE PREMIUMS REVIEW Illustrative Premiums Review Observed Transactions .©ö. Transaction Percentage Observed Premiums / Discounts for Prior Value (mils.) Sought 1 Day 1 Week 1 Month High $ 28,686.5 100.0% 343.0% 307.9% 2172.7% Mean $ 1,212.6 93.1% 37.6% 37.9% 54.1% Median $ 365.9 100.0% 26.8% 27.9% 28.0% Low $ 0.3 9.0% .74.4% .72.2% .77.7% No. Obs. 160 160 161 161 160 Falcon Implied Share Price Based on Observed Transactions 1 Day 1 Week 1 Month Closing Price .©÷. $ 0.1800 $ 0.1701 $ 0.1700 Implied Price Based on Observed Mean $ 0.2478 $ 0.2346 $ 0.2619 Implied Price Based on Observed Median $ 0.2282 $ 0.2176 $ 0.2176 (1) Trans. announced (not withdrawn) January 1, 2010 through December 16, 2013 classified as "Going Private Transactions" by Capital IQ. (2) Prior to offer announcement on September 30, 2013. Sources of information: S&P Capital IQ Project Falcon 22

APPENDIX .. ILLUSTRATIVE LIQUIDATION REVIEW Falcon Illustrative Liquidation Review ($ in thousands) As of Nov 23, 2013 Assets Book Value % Realization .©ö. Adjusted .©ö. Current Assets Cash & Equivalents $ 1 59 100.0% $ 1 59 Accounts Receivable 631 95.0% 599 Merchandise Inventories 13,918 128.9% 17,939 Deferred Income Taxes 93 0.0% . Prepaid & Other 489 0.0% . 15,290 18,697 Property & Equipment, net 2,898 34 Intangibles 18,259 100.0% 18,259 Other Assets 2,055 0.0% . Gross Proceeds $ 38,502 36,990 Less: Store Operating Costs (8 Weeks) 5,644 Liquidator Fees 3.0% 1,110 Ch 7 Trustee Fees 3.0% 1,110 Admin & reclamation claims 3,500 Other professional fees 500 11,863 Net Proceeds Available to Debt Holders and Stockholders 25,127 Less Interest Bearing Debt 26,943 Net Proceeds Available to Preferred and Common Stockholders $ (1,816) (1) All realization and adjusted amounts provided by Falcon management. Source of information: Falcon financial statements and management. Project Falcon 23

APPENDIX .. ACTUAL VS BUDGET COMPARISON Actual vs Budget Comparison ($ in thousands) 52/53 Week Ended July, 2012 2013 YTD ] Four Months ended Nov. 23, 2013 Fav / (Unfav) Fav / (Unfav) Fav / (Unfav) Actual Budget Variance Actual Budget Variance Actual Budget Variance Total Revenue $ 111,406 $ 144,875 $ (33,469) $ 86,507 $ 1 23,188 $ (36,681) $ 26,517 $ 37,919 $ (11,402) Gross Margin $ 4 1,624 $ 5 7,292 $ (15,668) $ 25,179 $ 49,019 $ (23,840) $ 5,660 $ 14,244 $ (8,584) Operating Income/(Loss) $ (4,133) $ 3,450 $ (7,583) $ (20,728) $ 3,820 $ (24,548) $ (7,064) $ (632) $ (6,432) EBITDA (Company Reported) $ (6,516) $ 6,610 $ (13,126) $ (16,558) $ 6,331 $ (22,889) $ (6,633) $ (135) $ (6,498) Net Income $ (1,120) $ 1,895 $ (3,015) $ (23,517) $ 1,637 $ (25,154) $ (8,999) $ (1,193) $ (7,806) Sources of information: Falcon financial statements and management. Project Falcon 24

APPENDIX .. FINANCIAL OVERVIEW Normalized Comparative Summary Income Statements ($ in thousands) 4 ME Nov 23, LTM Nov 23, CY Dec 31, 52/53 Week Ended July, 2009 2010 2011 2012 2013 2012 2013 2013 2013 P 2014 P Sales ] Stores $ 89,863 $ 84,279 $ 72,209 $ 70,783 $ 56,530 $ 19,709 $ 16,789 $ 53,610 $ 56,482 $ 78,450 Sales ] Direct 42,913 41,558 39,662 35,819 27,405 8,897 9,249 27,757 28,958 41,980 International Sales ] ] 2 62 7 27 11 ] ] 11 11 ] Licensing and Other 9,034 8,016 7,481 4,077 2,561 1,119 4 79 1,921 2,337 6,369 Total Revenue 141,810 133,853 119,614 111,406 86,507 29,725 26,517 83,299 87,788 126,799 Cost of Total Revenue 88,242 84,178 76,647 69,782 61,328 22,542 20,857 59,643 61,170 76,600 Gross Profit 53,568 49,675 42,967 41,624 25,179 7,183 5,660 23,656 26,619 50,199 Operating Expenses Store Operating Costs 25,265 23,948 21,127 20,914 19,502 6,330 5,622 18,794 19,033 19,944 Direct Operating Costs 19,897 17,623 16,285 13,728 12,982 4,491 3,796 12,287 11,968 14,773 General & Administrative 13,429 13,508 11,900 11,115 11,239 3,971 3,306 10,574 10,451 11,799 Total Operating Expenses 58,591 55,079 49,312 45,757 43,723 14,792 12,724 41,655 41,452 46,515 Normalized Operating Income (Expense) (5,023) (5,404) (6,345) (4,133) (18,544) (7,609) (7,064) (17,999) (14,833) 3,683 Interest (Expense) (1,531) (1,651) (1,483) (2,224) (2,137) (704) (1,089) (2,522) (2,538) (2,047) Normalized Pre]Tax Income (Expense) (6,554) (7,055) (7,828) (6,357) (20,681) (8,313) (8,153) (20,521) (17,371) 1,636 Income Tax 87 47 1 34 75 1 00 32 32 1 00 27 1 00 Normalized Net Income (Expense) $ (6,641) $ (7,102) $ (7,962) $ (6,432) $ (20,781) $ (8,345) $ (8,185) $ (20,621) $ (17,398) $ 1,536 Normalized Operating Income (Expense) $ (5,023) $ (5,404) $ (6,345) $ (4,133) $ (18,544) $ (7,609) $ (7,064) $ (17,999) $ (14,833) $ 3,683 plus Depreciation & Amortization $ 4,441 $ 4,207 $ 3,122 $ 2,460 $ 1,672 $ 651 $ 388 $ 1,409 $ 1,364 $ 1,414 Normalized EBITDA $ (582) $ (1,197) $ (3,223) $ (1,673) $ (16,872) $ (6,958) $ (6,676) $ (16,590) $ (13,469) $ 5,097 less Capital Expenditures, net $ 3,676 $ 816 $ 9 6 $ 312 $ 460 $ 3 9 $ 9 5 $ 516 na $ 460 Normalized EBITDA ] CAPEX $ (4,258) $ (2,013) $ (3,319) $ (1,985) $ (17,332) $ (6,997) $ (6,771) $ (17,106) na $ 4,637 Reported Net Income (Loss) $ (34,047) $ (21,164) $ (12,055) $ (6,432) $ (22,584) $ (8,345) $ (8,999) $ (23,238) $ (20,015) $ 1,536 Add Back (Subtract): Discontinued Operations, net of Taxes 20,554 12,357 1,725 ] ] ] ] ] ] ] Goodwill Impairment 6,678 ] ] ] ] ] ] ] ] ] Impairment of Long Lived Assets 1 74 1,705 1,910 ] 2,184 ] ] 2,184 2,184 ] Fair Value Gain on Warrant ] ] ] ] (381) ] 8 14 4 33 4 33 ] Severance ] ] 4 58 ] ] ] ] ] ] ] Normalized Net Income (Expense) $ (6,641) $ (7,102) $ (7,962) $ (6,432) $ (20,781) $ (8,345) $ (8,185) $ (20,621) $ (17,398) $ 1,536 Sources of information: Falcon financial statements, Falcon management projections, and discussions with Falcon management for adjustments. Project Falcon 25

APPENDIX .. FINANCIAL OVERVIEW Comparative Summary Balance Sheets ($ in thousands) Nov 23, Assets 52/53 Week Ended July, 2009 2010 2011 2012 2013 2013 2014 P Current Assets Cash & Equivalents $ 555 $ 536 $ 448 $ 741 $ 201 $ 159 $ 203 Restricted Cash ] 4,660 ] ] ] ] ] Accounts Receivable 1,380 1,127 1,214 9 97 9 26 6 31 1,114 Merchandise Inventories 15,244 10,951 14,816 12,915 11,333 13,918 14,435 Deferred Income Taxes 3,117 8 75 68 48 48 93 48 Prepaid & Other 2,715 2,425 2,159 9 52 8 15 4 89 1,367 Current Asset of Discontinued Operations 7,855 4,185 ] ] ] ] ] Total Current Assets 30,866 24,759 18,705 15,653 13,323 15,290 17,167 Property & Equipment, net 19,460 13,861 8,925 6,806 3,196 2,898 3,698 Intangibles 19,161 18,259 18,259 18,259 18,259 18,259 18,259 Other Assets ] 1,133 5 88 7 56 1,376 2,055 6 08 Long Term Assets of Discontinued Operations 8,150 9 60 ] ] ] ] ] $ 77,637 $ 58,972 $ 46,477 $ 41,474 $ 36,154 $ 38,502 $ 39,732 Liabilities & Stockholders' Equity Current Liabilities Accounts Payable and Accrued Expenses $ 21,906 $ 21,979 $ 21,250 $ 14,623 19,701 $ 23,657 $ 23,463 Revolving Credit Facilities 9,245 3,269 5,415 7,356 6,078 12,756 7,501 Current Liabilities of Discontinued Oper. 2,509 2,041 ] ] ] ] ] Total Current Liabilities 33,660 27,289 26,665 21,979 25,779 36,413 30,964 Long Term Debt ] 7,002 7,527 9,039 14,068 14,187 9,508 Derivative Liability ] ] ] ] 3,402 4,216 ] LongTerm Debt ] Related Party 13,336 ] ] ] ] ] ] Deferred Income Taxes 12,153 8,377 7,372 7,352 7,352 7,397 7,352 Deferred Rent and Tenant Allowances 4,707 4,926 4,749 3,887 3,006 2,635 2,212 Other 16 70 5 ] 10 10 10 Total Liabilities 63,872 47,664 46,318 42,257 53,616 64,858 50,046 Preferred Stock 7,500 ] ] 5,021 11,868 12,437 16,446 Equity Common Stock 2 63 3 83 3 86 3 90 3 92 3 93 3 91 Paid in Capital 60,444 86,977 87,797 88,346 88,335 88,378 88,026 Accumulated Earnings (54,442) (76,052) (88,024) (94,540) (118,057) (127,564) (115,177) Total Equity 6,265 11,308 1 59 (5,804) (29,330) (38,793) (26,760) $ 77,637 $ 58,972 $ 46,477 $ 41,474 $ 36,154 $ 38,502 $ 39,732 Net Working Capital $ 5,896 $ 203 $ (2,993) $ 289 $ (6,579) $ (8,526) $ (6,499) Working Capital $ (2,794) $ (2,530) $ (7,960) $ (6,326) $ (12,456) $ (21,123) $ (13,797) Debt $ 9,245 $ 10,271 $ 12,942 $ 16,395 $ 20,146 $ 26,943 $ 17,009 Net Debt $ 16,190 $ 9,735 $ 12,494 $ 20,675 $ 31,813 $ 39,221 $ 33,252 Sources of information: Falcon financial statements, Falcon management projections, and discussions with Falcon management for adjustments. Project Falcon 26

Project Falcon

APPENDIX – SELECTED COMPANIES ANALYSIS

Capital Structure Overview (as of Dec 17, 2013)

($ in thousands)

Company [1]	Latest Available Filing	Cash & Marketable Securities	Debt	Preferred Stock	Total Debt [2]	Net Debt	Total Assets	Total Common Equity	Debt & Cash Free WC / Revenue	Debt & Pref. Stock to TIC	Debt to EBITDA
Coldwater Creek Inc.	2-Nov-13	$ 6,786	$ 85,134	$ -	$ 85,134	$ 78,348	$ 331,965	$ (21,133)	2.3%	77.2%	na
New York & Company Inc.	2-Nov-13	37,378	-	-	-	(37,378)	300,005	104,610	0.5%	0.0%	nm
Wet Seal Inc.	2-Nov-13	65,896	-	-	-	(65,896)	191,515	94,531	-1.0%	0.0%	na
American Apparel, Inc.	30-Sep-13	4,913	249,746	-	249,746	244,833	332,933	(56,191)	15.7%	65.7%	14.4
Joe's Jeans Inc.	31-Aug-13	16,015	3,398	-	10,451	(5,564)	91,818	67,046	21.8%	4.1%	0.4
Danier Leather Inc.	28-Sep-13	7,591	-	-	-	(7,591)	62,743	49,401	15.6%	0.0%	nm
dELiA*s, Inc.	2-Nov-13	1,866	1,233	-	1,233	(633)	78,775	38,445	6.9%	1.8%	na
	High	*$ 65,896*	*$ 249,746*	*$ -*	*$ 249,746*	*$ 244,833*	*$ 332,933*	*$ 104,610*	*21.8%*	*77.2%*	*14.4x*
	Mean	*20,064*	*48,502*	*-*	*49,509*	*29,446*	*198,536*	*39,530*	*8.8%*	*21.3%*	*7.4*
	Median	*7,591*	*1,233*	*-*	*1,233*	*(5,564)*	*191,515*	*49,401*	*6.9%*	*1.8%*	*7.4*
	Low	*1,866*	*-*	*-*	*-*	*(65,896)*	*62,743*	*(56,191)*	*-1.0%*	*0.0%*	*0.4*
Falcon	26-Oct-13	$ 253	$ 24,925	$ 16,503	$ 24,925	$ 24,925	$ 38,784	$ (36,928)	-10.4%	83.9%	na

(1) May exclude special items, such as extraordinary and non-recurring expenses.
(2) Includes contingent consideration liability for Joe's Jeans, Inc.
No selected company used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC filings and S&P Capital IQ.

Cassel Salpeter & Co. Confidential 27

Project Falcon

APPENDIX – SELECTED COMPANIES ANALYSIS

Margin Analysis (as of Dec 17, 2013)

			Gross Margin				EBITDA					
	LFY	LTM									Est.	
Company [1]	Period	Period	LFY-2	LFY-1	LFY	LTM	LFY-2	LFY-1	LFY	LTM	2013	2014
Coldwater Creek Inc.	2-Feb-13	2-Nov-13	31.3%	29.7%	31.4%	30.5%	1.9%	-5.0%	-2.0%	-4.2%	-6.0%	1.3%
New York & Company Inc.	2-Feb-13	2-Nov-13	33.6%	33.9%	37.4%	38.1%	-0.7%	0.6%	3.9%	4.4%	3.8%	4.8%
Wet Seal Inc.	2-Feb-13	2-Nov-13	48.0%	48.7%	43.0%	46.0%	8.0%	7.9%	-2.7%	-0.4%	-1.2%	3.3%
American Apparel, Inc.	31-Dec-12	30-Sep-13	52.5%	53.9%	53.0%	52.4%	-2.3%	1.2%	4.2%	2.7%	3.3%	8.3%
Joe's Jeans Inc.	30-Nov-12	31-Aug-13	47.1%	45.4%	47.3%	45.7%	7.0%	1.8%	10.3%	7.6%	8.9%	9.3%
Danier Leather Inc.	29-Jun-13	28-Sep-13	54.7%	51.8%	50.6%	50.6%	8.9%	5.8%	3.4%	3.3%	na	na
dELiA*s, Inc.	2-Feb-13	2-Nov-13	33.3%	31.5%	32.8%	26.4%	-5.3%	-6.0%	-2.9%	-13.9%	na	na
		High	*54.7%*	*53.9%*	*53.0%*	*52.4%*	*8.9%*	*7.9%*	*10.3%*	*7.6%*	*8.9%*	*9.3%*
		Mean	*42.9%*	*42.1%*	*42.2%*	*41.4%*	*2.5%*	*0.9%*	*2.0%*	*-0.1%*	*1.8%*	*5.4%*
		Median	*47.1%*	*45.4%*	*43.0%*	*45.7%*	*1.9%*	*1.2%*	*3.4%*	*2.7%*	*3.3%*	*4.8%*
		Low	*31.3%*	*29.7%*	*31.4%*	*26.4%*	*-5.3%*	*-6.0%*	*-2.9%*	*-13.9%*	*-6.0%*	*1.3%*
Falcon	27-Jul-13	26-Oct-13	46.7%	48.2%	41.6%	40.8%	-2.7%	-1.5%	-18.4%	-21.2%	-15.3%	na

(1) May exclude special items, such as extraordinary and non-recurring expenses.
No selected company used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC filings, S&P Capital IQ and Falcon management projections. Selected company consensus estimates provided by S&P Capital IQ and Falcon estimates provided by Falcon management.

Cassel Salpeter & Co. Confidential 28

APPENDIX – SELECTED COMPANIES ANALYSIS

Project Falcon

Growth Analysis (as of Dec 17, 2013)

Company [1]	LFY Period	Revenue LFY-1	Revenue LFY	Revenue Est. 2013	Revenue Est. 2014	EBITDA LFY-1	EBITDA LFY	EBITDA Est. 2013	EBITDA Est. 2014
Coldwater Creek Inc.	2-Feb-13	-21.2%	-4.0%	-12.1%	-1.3%	-307.4%	na	na	na
New York & Company Inc.	2-Feb-13	-6.4%	1.0%	-2.1%	2.7%	na	538.9%	-4.1%	30.0%
Wet Seal Inc.	2-Feb-13	6.7%	-6.4%	-6.6%	4.2%	5.6%	-131.5%	na	na
American Apparel, Inc.	31-Dec-12	2.7%	12.8%	3.4%	5.4%	na	288.8%	-18.2%	162.3%
Joe's Jeans Inc.	30-Nov-12	-2.8%	24.3%	13.8%	60.7%	-74.5%	596.8%	-1.6%	68.3%
Danier Leather Inc.	29-Jun-13	-6.0%	4.6%	na	na	-38.4%	-39.0%	na	na
dELiA*s, Inc.	2-Feb-13	-1.6%	2.6%	na	na	na	na	na	na
	High	*6.7%*	*24.3%*	*13.8%*	*60.7%*	*5.6%*	*596.8%*	*-1.6%*	*162.3%*
	Mean	*-4.1%*	*5.0%*	*-0.7%*	*14.4%*	*-103.7%*	*250.8%*	*-8.0%*	*86.8%*
	Median	*-2.8%*	*2.6%*	*-2.1%*	*4.2%*	*-56.5%*	*288.8%*	*-4.1%*	*68.3%*
	Low	*-21.2%*	*-6.4%*	*-12.1%*	*-1.3%*	*-307.4%*	*-131.5%*	*-18.2%*	*30.0%*
Falcon	27-Jul-13	-6.9%	-22.3%	1.5%	na	na	na	na	na

(1) May exclude special items, such as extraordinary and non-recurring expenses.
No selected company used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC filings, S&P Capital IQ and Falcon management projections. Selected company consensus estimates provided by S&P Capital IQ and Falcon estimates provided by Falcon management.

Cassel Salpeter & Co.

Confidential 29

APPENDIX – SELECTED COMPANIES ANALYSIS

Project Falcon

Income Statement Overview (as of Dec 17, 2013)

($ in thousands)

			Revenue				EBITDA			
	LFY	LTM			Est.				Est.	
Company [1]	Period	Period	LFY	LTM	2013	2014	LFY	LTM	2013	2014
Coldwater Creek Inc.	2-Feb-13	2-Nov-13	$ 742,472	$ 680,690	$ 652,458	$ 644,038	$ (15,148)	$ (28,653)	$ (39,375)	$ 8,263
New York & Company Inc.	2-Feb-13	2-Nov-13	966,434	959,917	945,812	971,408	37,717	42,033	36,155	46,994
Wet Seal Inc.	2-Feb-13	2-Nov-13	580,397	567,012	542,004	564,667	(15,392)	(2,220)	(6,629)	18,473
American Apparel, Inc.	31-Dec-12	30-Sep-13	617,310	637,867	638,529	673,305	26,070	17,370	21,328	55,934
Joe's Jeans Inc.	30-Nov-12	31-Aug-13	118,642	123,425	135,045	217,063	12,173	9,365	11,981	20,163
Danier Leather Inc.	29-Jun-13	28-Sep-13	146,154	147,191	na	na	4,971	4,895	na	na
dELiA*s, Inc.	2-Feb-13	2-Nov-13	222,699	196,620	na	na	(6,509)	(27,321)	na	na
		High	*$ 966,434*	*$ 959,917*	*$ 945,812*	*$ 971,408*	*$ 37,717*	*$ 42,033*	*$ 36,155*	*$ 55,934*
		Mean	*484,873*	*473,246*	*582,770*	*614,096*	*6,269*	*2,210*	*4,692*	*29,965*
		Median	*580,397*	*567,012*	*638,529*	*644,038*	*4,971*	*4,895*	*11,981*	*20,163*
		Low	*118,642*	*123,425*	*135,045*	*217,063*	*(15,392)*	*(28,653)*	*(39,375)*	*8,263*
Falcon	27-Jul-13	26-Oct-13	$ 86,507	$ 83,788	$ 87,788	na	$ (15,914)	$ (17,760)	(13,469)	na

(1) May exclude special items, such as extraordinary and non-recurring expenses.

No selected company used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC filings, S&P Capital IQ and Falcon management projections. Selected company consensus estimates provided by S&P Capital IQ and Falcon estimates provided by Falcon management.

Cassel Salpeter & Co. Confidential 30

APPENDIX – SELECTED TRANSACTIONS ANALYSIS

Project Falcon

Transactions Overview

($ in millions)

Date Annc.	Date Clsd.	Target	Acquirer	Target Description	Notes	TTM Revenue	TTM EBITDA	TTM EBITDA Margin	Total Price Paid TPP (1)	Enterprise Value EV (2)	EV Multiple of Revenue	EV Multiple of EBITDA
10-Dec-13	Pending	Lucky Brand Dungarees, Inc.	Leonard Green & Partners, L.P.	Offers denims, shirts, T-shirts and knits, shorts, pants and other clothing and accessories for men and women. Sells products through its stores, department and specialty stores, and online.	Total consideration includes $140 million cash and a $85 million note.	$ 483.83	na	na	$ 225.00	$ 237.88	0.49x	na
24-Jul-13	7-Oct-13	Maidenform Brands, Inc.	Hanesbrands Inc.	Designs and markets intimate apparel products for women. Sells through various channels including department stores, national chain stores, 77 company-operated outlet stores and company website.	Total consideration included $583 million cash plus $12.879 million assumed net debt.	561.85	43.22	7.7%	583.00	595.88	1.06	13.8
10-May-13	30-Jul-13	True Religion Apparel Inc.	TRLG Holdings, Inc.	Designs, markets, sells, and distributes apparel under the True Religion Brand. Operates full-price retail stores, outlet stores, and retail Internet site.	Total consideration includes $824.13 million of cash and net cash of $192.34 million.	492.95	86.43	17.5%	824.13	631.79	1.28	7.3
3-Jan-13	3-Jan-13	Intermix, Inc.	The Gap, Inc.	Multi-brand fashion retailer. It sells products through its stores, as well as online.	$130 million cash consideration.	130.00	na	na	130.00	130.00	1.00	na
31-Oct-12	13-Feb-13	Warnaco Group, Inc.	PVH Corp.	Designs, sources, markets, licenses, and distributes a line of intimate apparel, sportswear, and swimwear products. distribution channels, including department stores, independent retailers, chain stores, membership clubs, mass merchandisers, and the Internet, as well as specialty, off-price, and other stores; and through dedicated retail stores.	Total consideration includes approx. $2.221 billion cash, approx. $927 million stock, and approx. $56 million of net cash.	2,405.71	287.93	12.0%	3,147.85	3,091.53	1.29	10.7
2-May-12	12-Jun-12	Charming Shops Inc.	Ascena Retail Group Inc.	Specialty apparel retailer primarily for women. Operates retail stores and related e-commerce Web sites.	Total consideraton included $882.1 of cash and assumed net cash of $75.3 million.	1,969.28	83.81	4.3%	882.10	806.77	0.41	9.6
24-Feb-12	25-Sep-12	Kenneth Cole Productions Inc.	Kenneth D. Cole and Family of Kenneth D. Cole	Designs, sources, and markets a range of fashion footwear, handbags, and apparel. Distributes through department and specialty store locations, full-priced retail stores, outlet stores, and its Website.	Acquired 54.3% of equity for approx $151.9 million. Net cash balance for the company was approximately $49 million.	473.38	21.86	4.6%	279.92	230.95	0.49	10.6
1-Feb-12	13-Apr-12	Avenue Stores	Versa Capital Management, Inc.	Operates a chain of retail stores that sell plus-size clothing and accessories for women.	Purchased out of bankrupcy for approx. $32 million.	300.00	na	na	32.00	32.00	0.11	na

(1) Total price paid equals common equity value assuming 100% interest acquired.
(2) Enterprise value equals total price paid plus total debt, preferred stock, and minority interests, less cash.
No selected transaction or acquistion target used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC Edgar Filings, Press Releases and S&P Capital IQ.

Cassel Salpeter & Co.
Confidential 31

Project Falcon

APPENDIX – SELECTED TRANSACTIONS ANALYSIS

Transactions Overview (Continued)

($ in millions)

Date Annc.	Date Clsd.	Target	Acquirer	Target Description	Notes	TTM Revenue	TTM EBITDA	TTM *EBITDA Margin*	Total Price Paid TPP [1]	Enterprise Value EV [2]	EV Multiple of Revenue	EV Multiple of EBITDA
17-Aug-11	19-Sep-11	Boston Proper, Inc.	Chico's FAS, Inc.	Retailer of apparel and accessories for women. Offers products through catalog retail and online.	Cash consideration of $205 million.	$ 110.00	na	*na*	$ 205.00	$ 205.00	1.86x	na
21-Sep-10	8-Nov-10	Urban Brands, Inc.	GB Merchant Partners, LLC	Operates as a women's specialty retailer. Products include tops, such as knit tops, shirts and blouses.	Purchased out of bankruptcy for approx. $15.6 million.	174.60	na	*na*	15.60	15.50	0.09	na
2-May-11	22-Jul-11	VOLCOM, Inc.	PPR SA.	Designs, markets, and distributes clothing, footwear, accessories for young adults primarily under the Volcom brand name. Distributes through specialty boardsport retailers, retail chains, online retailers, and	Cash consideration of $598.19 million for equity and net assumed cash of $91.4 million.	332.90	32.83	*9.9%*	598.19	506.79	1.52	15.4
					High	*$ 2,405.71*	*$ 287.93*	*17.5%*	*$ 3,147.85*	*$ 3,091.53*	*1.86x*	*15.4x*
					Mean	*675.86*	*92.68*	*9.3%*	*629.34*	*589.46*	*0.87*	*11.2*
					Median	*473.38*	*63.51*	*8.8%*	*279.92*	*237.88*	*1.00*	*10.7*
					Low	*110.00*	*21.86*	*4.3%*	*15.60*	*15.50*	*0.09*	*7.3*
					Low Margin/Bankruptcy Transactions							
					High	*$ 1,969.28*	*$ 83.81*	*4.6%*	*$ 882.10*	*$ 806.77*	*0.49x*	*10.6x*
					Mean	*729.32*	*52.83*	*4.4%*	*302.40*	*271.30*	*0.27*	*10.1*
					Median	*386.69*	*52.83*	*4.4%*	*155.96*	*131.47*	*0.26*	*10.1*
					Low	*174.60*	*21.86*	*4.3%*	*15.60*	*15.50*	*0.09*	*9.6*

(1) Total price paid equals common equity value assuming 100% interest acquired.

(2) Enterprise value equals total price paid plus total debt, preferred stock, and minority interests, less cash.

No selected transaction or acquistion target used in this analysis is identical or directly comparable to Falcon.

Sources of information: SEC Edgar Filings, Press Releases and S&P Capital IQ.

Cassel Salpeter & Co.
Confidential 32